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                                                                  EXHIBIT (m)(1)

                                 PACIFIC FUNDS

                     CLASS A DISTRIBUTION AND SERVICE PLAN

     WHEREAS, Pacific Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of the Trust are currently divided into series, certain of which are listed on Schedule A hereto (the "Funds"), which Schedule can be amended to add or remove a Fund from time to time;

     WHEREAS, shares of beneficial interest of the Funds are divided into classes of shares, one of which is designated Class A;

     WHEREAS, the Trust employs Pacific Select Distributors, Inc. (the "Distributor") as distributor of the securities of which it is the issuer; and

     WHEREAS, the Trust and the Distributor have entered into a distribution agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust.

     NOW, THEREFORE, the Trust hereby adopts this distribution and service plan (the "Plan") on behalf of the Funds with respect to the Funds' Class A shares, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

     Section 1. Each Fund shall pay to the Distributor, as the distributor of the Class A shares of the Fund, a fee (the "Distribution Fee") as compensation for services rendered and expenses borne by the Distributor in connection with the distribution of Class A shares of the Trust and another fee (the "Servicing Fee") as compensation in connection with personal services rendered to Class A shareholders of the Trust and/or maintenance of Class A shareholder accounts. The Distribution Fee shall be paid at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class A shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause any limitation on such payments established by this Plan to be exceeded. The Servicing Fee shall be paid at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class A shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause any limitation on such payments established by this Plan to be exceeded. The Distribution and Servicing Fees shall be calculated and accrued daily and paid monthly or at such intervals as the Trust's board of trustees (the "Board of Trustees," "Trustees" or "Board") shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. ("NASD").
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     Section 2.  The Distribution Fee shall be paid for the Distributor's services as distributor of the shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of the Class A shares of the Funds, including, but not limited to, payment of compensation to, including incentive compensation, and expenses of, securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Funds. These services may include, among other things: (i) processing new shareholder account applications; (ii) serving as a source of information to customers in providing information and answering questions concerning the Funds and their transactions with the Funds; (iii) engaging in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Funds;
(iv) making payments to employees or agents of the Service Organization who engage in or support distribution of the Trust's shares; (v) implementing and operating the Plan; and (vi) such other similar services that the Trust's Board determines to be reasonably conducted to result in the sale of the Trust shares. In addition, this Plan hereby authorizes payment by the Fund of the cost of printing and distributing Fund prospectuses and statements of additional information to prospective Class A investors. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

The Servicing Fee may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for service activities related to Class A shareholder accounts, including a continuing fee which may accrue immediately after the sale of Class A shares. "Service activities" shall mean activities in connection with the provision of personal, continuing services to investors in each Fund (excluding transfer agent and subtransfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners); provided, however, that if the NASD adopts a definition of "service fees" for purposes of Rule 2830 of the Conduct Rules of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this paragraph shall be automatically amended, without further action of the Board of Trustees, to conform to such NASD definition. Overhead and other expenses of the Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

     Section 3. This Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by the Trust's Board of Trustees, and those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and

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who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements. As additional Funds of the Trust are established, this Plan shall not take effect with respect to such Funds until the Plan, together with any related agreements, has been approved by votes of a majority of both (i) the Trust's Board of Trustees and (ii) the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

     Section 4. After approval as set forth in section 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust's Board of Trustees, or, if no such time is specified by the Trustees, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to the Class A shares of the Funds for so long as such continuance is specifically approved at least annually.

     Section 5. The Distributor shall provide to the Trustees of the Trust a written report of the amounts so expended and the purposes for which such expenditures were made at such frequency as may be required under Rule 12b-1 under the Act.

     Section 6. This Plan may be terminated as to the Trust, or each Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding Class A shares of the Trust, or the relevant Fund(s), on not more than 60 days' written notice to any other party to the Plan.

     Section 7. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide: (i) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding Class A shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its "assignment" (as defined in the Act).

     Section 8. This Plan may not be amended in any material respect unless such amendment is approved by a majority of both the Trust's Board of Trustees and the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval. In addition, this Plan may not be amended to increase materially the amount spent for distribution unless such amendment is approved by (i) a vote of a majority of the outstanding Class A shares of the affected Fund(s), and (ii) a majority of both the Trust's Board of Trustees and the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

     Section 9. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons, and such Trustees shall constitute a majority of the Board of Trustees.

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     Section 10.  The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of termination of the Plan or related agreements, the first two years in an easily accessible place; and shall preserve all reports made pursuant to section 5 hereof for a period of not less than six years, the first two years in an easily accessible place.

     Section 11. The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.

     Section 12. This Plan has been adopted pursuant to Rule 12b-1 under the Act and is designed to comply with all applicable requirements imposed under such Rule. All Distribution Fees and, to the extent that any or all of the Servicing Fees may be deemed to have financed any activity which is primarily intended to result in the sale of the Trust's shares (within the meaning of Rule 12b-1), those Servicing Fees shall be deemed to have been paid under this Plan and pursuant to clause (b) of such Rule.


Dated: June 13, 2001

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                                   SCHEDULE A

                             PF AIM Blue Chip Fund

                         PF AIM Aggressive Growth Fund

                        PF INVESCO Health Sciences Fund

                           PF INVESCO Technology Fund

                         PF Janus Strategic Value Fund

                            PF Janus Growth LT Fund

                       PF Lazard International Value Fund

                           PF MFS Mid-Cap Growth Fund

                           PF MFS Global Growth Fund

                           PF PIMCO Managed Bond Fund

                       PF Pacific Life Money Market Fund

                    PF Salomon Brothers Large-Cap Value Fund


* Effective June 13, 2001

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